Exhibit 10.2

EXECUTION VERSION

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (together with all amendments, supplements and other modifications, if any, from time to time made hereto, this “Security Agreement”), dated as of October 6, 2023 made by and among MERLIN FUNDING LLC, a Delaware limited liability company (the “Borrower”), Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”) and Deutsche Bank National Trust Company, as collateral agent (the “Collateral Agent”).

W I T N E S S E T H:

A. The Borrower, Morgan Stanley Bank, N.A., as lender (the “Lender” and, together with its permitted successors and assigns, the “Lenders”), the Administrative Agent, Apollo Debt Solutions BDC (the “Subordinated Lender” and, together with its permitted successors and assigns, the “Subordinated Lenders”), and the Collateral Agent are parties to a credit agreement (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Credit Agreement”) of even date herewith.

B. Pursuant to the Credit Agreement, the Collateral Agent has been appointed by the Lenders and the Administrative Agent to act as secured party under, and otherwise enter into and perform, this Security Agreement.

C. In order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, the Borrower has agreed to enter into this Security Agreement and Grant a continuing security interest in the Collateral to the Collateral Agent for the benefit of the Lenders and the Administrative Agent.

D. It is in the best interests of the Borrower to execute this Security Agreement inasmuch as the Borrower will derive substantial benefits from the transactions contemplated by the Credit Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Terms. The following terms when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Available Amount”: means (a) all payments in respect of principal and interest, commitment fees and any other fees or other amounts received by the Borrower in respect of any Pledged Asset (other than the Variation Margin Amount), (b) all amounts received by the Borrower in connection with the Liquidation of any Pledged Asset (other than the Variation Margin Amount) and (c) all amounts on deposit in the Custodial Account or the Reserve Account, in each case without duplication and to the extent such amounts have not been distributed in accordance with this Security Agreement.

“Borrower”: is defined in the preamble.

“Carry Amount”: means, as calculated by the Administrative Agent, with respect to the Warehouse Assets, an amount equal to the greater of (a) zero and (b) the excess of (i) (x) the amount of interest that has been paid on the Warehouse Assets as of the Closing Date, plus (y) the amount of interest that has accrued on the Warehouse Assets but remains unpaid as of the Closing Date, over (ii) the amount of interest that has been paid on the Advances as of the Closing Date (including pursuant to Section 6.2 hereof).

“CLO Proceeds”: means the proceeds of the issuance of the CLO Securities that are received by the Collateral Agent from the Borrower on the Closing Date for application in accordance with Section 6.2(b).

“CLO Subordinated Notes”: means the CLO Securities entitled “subordinated notes” (or the equivalent thereof) and ranking lowest in payment priority among the CLO Securities.

“Collateral”: is defined in Section 2.1.

“Collateral Agent”: is defined in the preamble.

“Collateral Agent Rating Requirement”: means a requirement that the Collateral Agent shall at all times have a long-term deposit rating (or, if the Collateral Agent is a wholly owned subsidiary of a bank holding company and not rated, the bank holding company shall have a long-term senior unsecured debt rating) of at least “Baa1” by Moody’s (and, if rated “Baa1”, such rating shall not be on watch for downgrade) and of at least “BBB-” by S&P.

“Credit Agreement”: is defined in the recitals.

“Custodial Account”: is defined in Section 2.2.

“Deliver” or “Delivered”: means the taking of the following steps:

(i) in the case of Pledged Assets, by (a) causing the Securities Intermediary in accordance with the Securities Account Control Agreement to continuously indicate by book entry that a Financial Asset, including a Pledged Asset, has been credited to the Custodial Account, the Variation Margin Account or the Reserve Account, as applicable, and (b) causing the Securities Intermediary to agree pursuant to, and subject to the limitations in, the Securities Account Control Agreement that it will comply with entitlement orders originated by the Collateral Agent (at the direction of the Administrative Agent) with respect to each such Security Entitlement without further consent by the Borrower or any other person;

(ii) in addition to the foregoing, (a) with respect to any Certificated Security (other than a Clearing Corporation security) or Instrument, causing delivery thereof to the Securities Intermediary registered in the name of the Collateral Agent for the benefit of the Lenders or endorsed to the Securities Intermediary in blank and causing the Securities Intermediary to retain continuous possession thereof, (b) with respect to any Uncertificated Security (other than a Clearing Corporation security), causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Securities Intermediary, (c) in the case of each Clearing Corporation security, causing the relevant Clearing Corporation to credit such security to the securities account of the Securities Intermediary or its nominee, (d) in the case of a government security maintained in the book-entry records of a Federal Reserve Bank, causing the creation of a Security Entitlement to such government security by credit of such government security to the securities account of the Securities Intermediary or its nominee at such Federal Reserve Bank, and (e) in the case of a Security Entitlement not covered by clauses (a) through (d) above or subsection (iii) below, causing a securities intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Securities Intermediary and continuously indicating on its books and records that such Security Entitlement is credited to the Securities Intermediary’s securities account.

(iii) in the case of cash or money, by (a) causing the delivery of such cash or money to the Securities Intermediary, (b) causing the Securities Intermediary to treat such cash or money as a Financial Asset maintained by the Securities Intermediary for credit to the Custodial Account, the Variation Margin Account or the Reserve Account, as applicable, in accordance with the provisions of Article 8 of the UCC, and (c) causing the Securities Intermediary to indicate continuously on its books and records that such cash or money is credited to the Custodial Account, the Variation Margin Account or the Reserve Account, as applicable;

(iv) in the case of each General Intangible (including any participation interest in which neither the participation interest nor the debt instrument is evidenced by an Instrument (as defined in Section 9-102(a)(47) of the UCC)), (a) to the extent required by the underlying documents with respect to any applicable Warehouse Asset, notifying the obligor thereunder of the Grant to the Collateral Agent and (b) causing the registration of the security interest granted under this Security Agreement in the register of mortgages and charges of the Borrower maintained at the Borrower’s registered office in the Cayman Islands;

(v) in the case of Pledged Assets consisting of money or Instruments (the “Possessory Collateral”) that do not constitute a Financial Asset forming the basis of a Security Entitlement Delivered to the Collateral Agent pursuant to clauses (i) through (iii) above, by causing (a) the Collateral Agent to acquire possession of such Possessory Collateral in the State of Wisconsin (or other State identified by the Collateral Agent to the Borrower and the Administrative Agent), or (b) a person other than the Borrower or a securities intermediary (A)(I) to acquire possession of such Possessory Collateral in the State of Wisconsin (or other State identified by the Collateral Agent to the Borrower and the Administrative Agent) and (II) to then authenticate a record acknowledging that it holds possession of such Possessory Collateral for benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such Possessory Collateral for the benefit of the Collateral Agent, and (II) to then acquire possession of such Possessory Collateral in the State of Wisconsin (or other State identified by the Collateral Agent to the Borrower and the Administrative Agent);

(vi) in the case of an Account, if any, which constitutes a “Securities Account” or “Deposit Account” under Article 9 of the UCC, causing the securities intermediary or the bank at which such Securities Account or Deposit Account is maintained to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing dominion (in the case of a Deposit Account) and control over such account in favor of the Collateral Agent; and

(vii) in all cases, by filing or causing the filing of a financing statement with respect to such Collateral with the Secretary of State of the state of Delaware and/or in any other applicable jurisdiction.

Capitalized terms used in the foregoing definition and not otherwise defined shall have the respective meanings set forth in the UCC.

“Eligible Investments”: means any United States dollar denominated investment that, at the time it is delivered to the Securities Intermediary (directly or through a financial intermediary or bailee), is one or more of the following obligations or securities: (i) demand and time deposits in, certificates of deposit of, interest-bearing trust accounts held by, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including the Securities Intermediary) or any State thereof and subject to supervision and examination by federal and/or State banking authorities so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have a credit rating of “P-1” by Moody’s Investors Service, Inc. (“Moody’s”) and at least “A-1” by S&P Global Ratings, an S&P Global business (“S&P”), in the case of commercial paper and short-term debt obligations; provided that in the case of commercial paper and short-term debt obligations with a maturity of longer than 91 days, the issuer thereof must also have at the time of such investment a long-term credit rating by Moody’s of at least Moody’s then-current long-term sovereign rating of the United States and by S&P of at least S&P’s then-current long-term sovereign rating of the United States; (ii) direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America; (iii) offshore money market funds which have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively; and (iv) commercial paper or other short-term obligations with short-term credit ratings of “P-l” from Moody’s and “A-l” from S&P or, in the case of any such Eligible Investment with a maturity of longer than 91 days, long-term credit rating by Moody’s of at least Moody’s then-current long-term sovereign rating of the United States and by S&P of at least S&P’s then-current long-term sovereign rating of the United States, and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance and such maturity is not extendable. For the avoidance of doubt, “Eligible Investments” may include investments for which the Collateral Agent or its Affiliates shall provide services and receive compensation.

“Exercise Notice”: has the meaning set forth in Section 4.7.

“Fee Basis Amount”: means the aggregate principal balance of the Warehouse Assets measured on a trade date basis on each Measurement Date. For purposes of this definition, the principal balance of each Delayed Drawdown Debt Obligation and each Revolving Obligation shall be the funded balance thereof on the applicable Measurement Date.

“Financial Asset”: has the meaning set forth in Section 8-102(a)(9) of the UCC.

“Instrument”: is defined in Article 9 of the UCC.

“Interest Proceeds”: that portion of the Available Amount that represents interest, commitment fees and any other fees in respect of interest.

“Measurement Date” means the first day of each Measurement Period.

“Measurement Period” means each period during the term of this Agreement from and including Wednesday of such week to but excluding the immediately succeeding Wednesday; provided that the first Measurement Period will commence on the Effective Date and the last Measurement Period will end on the Maturity Date.

“Net Realized Gains”: means the greater of (a) zero and (b) the sum of all Realized Gains minus the sum of all Realized Losses, in each case as calculated by the Administrative Agent.

“Permitted RIC Distribution” means distributions to Apollo Debt Solutions BDC to the extent necessary to allow Apollo Debt Solutions BDC to make sufficient distributions to qualify as a regulated investment company and to otherwise eliminate federal or state income or excise taxes payable by Apollo Debt Solutions BDC in or with respect to any taxable year (or any calendar year, as relevant) of Apollo Debt Solutions BDC; provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of Apollo Debt Solutions BDC shall not exceed 115% of the amount that is estimated in good faith to allow the Borrower (i) to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) to reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code, (B) after the occurrence and during the continuance of an Event of Default, all such distributions shall be prohibited, and (C) amounts may be distributed pursuant to this definition only to the extent of available Interest Proceeds and only so long as (x) no LTV Ratio Event shall have occurred and be continuing and no LTV Ratio Event will occur immediately after giving effect to such Permitted RIC Distribution (unless otherwise consented to by the Administrative Agent in its sole discretion) and (y) the Borrower gives at least two (2) Business Days’ prior written notice thereof to the Administrative Agent and the Collateral Agent.

“Principal Proceeds”: means (i) amounts received in respect of principal (or accrued interest on any Warehouse Asset that was purchased by the Borrower) with respect to a Warehouse Asset, (ii) proceeds received in connection with any Warehouse Asset that is Liquidated in whole or in part and (iii) all other amounts received in respect of the Pledged Assets that do not constitute Interest Proceeds.

“Proceeds”: is used as defined in Article 9 of the UCC, which includes without limitation all principal, interest and other payments and distributions of cash or other property with respect to the Collateral (including, without limitation, payments at maturity or upon redemption and any interest with respect to the collateral), and all rights, privileges and other securities of every kind distributed with respect thereto or in exchange or substitution therefor, upon conversion or otherwise.

“Realized Gain”: means, with respect to each Warehouse Asset, an amount equal to the greater of (i) zero and (ii) the amount, if any, by which (x) the proceeds of any sale or other disposition (including principal prepayments and the amount of the remaining unfunded commitment of any Delayed Drawdown Debt Obligation) of all or a portion of the principal balance of such Warehouse Asset exceeds (y) the product of (A) the principal balance of the portion of such Warehouse Asset sold or disposed of (including principal prepayments and the amount of the remaining unfunded commitment) multiplied by (B) the purchase price for such Warehouse Asset (expressed as a percentage of par); provided that, if a portion and not all of any Warehouse Asset is sold or otherwise disposed of as set forth above and such Warehouse Asset was acquired by the Borrower on more than one date, the purchase price shall be deemed to be the weighted average of the purchase prices at which the Borrower acquired such Warehouse Assets.

“Realized Loss”: means, with respect to each Warehouse Asset, an amount equal to the greater of (i) zero and (ii) the amount, if any, by which (x) the proceeds of any sale or other disposition (including principal prepayments and the amount of the remaining unfunded commitment of any Delayed Drawdown Debt Obligation) of all or a portion of the principal balance of such Warehouse Asset is less than (y) the product of (A) the principal balance of the portion of such Warehouse Asset sold or disposed of (including principal prepayments and the amount of the remaining unfunded commitment) multiplied by (B) the purchase price for such Warehouse Asset (expressed as a percentage of par); provided that, if a portion and not all of any Warehouse Asset is sold or otherwise disposed of as set forth above and such Warehouse Asset was acquired by the Borrower on more than one date, the purchase price shall be deemed to be the weighted average of the purchase prices at which the Borrower acquired such Warehouse Assets.

“Related Party”: means (i) any Affiliates of the Warehouse Collateral Manager or the Designated Replacement Manager, (ii) Apollo Credit Management (CLO), LLC, (iii) Apollo Global Management, LLC or (iv) any investment vehicles, funds, accounts or similar entities advised by the Warehouse Collateral Manager, the Designated Replacement Manager or any of the entities in the preceding clauses (i), (ii) or (ii) or their respective Affiliates.

“Reserve Account”: is defined in Section 2.2.

“Security Entitlement”: has the meaning set forth in Section 8-102(17) of the UCC.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.

“Variation Margin Account”: is defined in Section 2.2.

SECTION 1.2 Additional Definitions. Capitalized terms used but not otherwise defined in this Security Agreement shall have the respective meanings specified in the Credit Agreement.

SECTION 1.3 UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms defined in the UCC are used in this Security Agreement as defined therein.

ARTICLE II

PLEDGE; DELIVERY; ASSIGNMENT

SECTION 2.1 Grant of Security Interest. As collateral security for the prompt and complete payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, the Borrower hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers the Collateral (as defined below) to the Collateral Agent for the benefit of the Lenders and the Administrative Agent, and Grants to the Collateral Agent for the benefit of the Lenders and the Administrative Agent a Lien on and security interest in all of the Borrower’s right, title and interest in any of the following property now owned or at any time hereafter acquired by the Borrower or in which the Borrower now has or at any time in the future acquires any right, title or interest: (a) each Pledged Asset, (b) the Custodial Account, the Variation Margin Account, the Reserve Account and any Pledged Asset or other property from time to time credited thereto, (c) the Borrower’s rights under the Warehouse Collateral Management Agreement and (d) all Proceeds of any of the foregoing (items (a)-(d) collectively, the “Collateral”). For the avoidance of doubt, the Collateral Agent, the Administrative Agent and the Lenders shall have the right, but not the duty, to file a financing statement covering all assets of the Borrower as collateral therein against the Borrower, as debtor.

SECTION 2.2 Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, the Borrower shall:

(a) On or prior to the date hereof, (i) establish at the Securities Intermediary a segregated account (which, for the avoidance of doubt, may be comprised of two subaccounts) to be designated the custodial account (the “Custodial Account”), in the name of “Merlin Funding LLC, subject to the lien of Deutsche Bank National Trust Company as Collateral Agent for the benefit of the Lenders and the Administrative Agent”, which shall be held by the Securities Intermediary in accordance with the Securities Account Control Agreement, and which may include subaccounts for the collection of principal and interest, (ii) establish at the Securities Intermediary a segregated account to be designated the variation margin account (the “Variation Margin Account”), in the name of “Merlin Funding LLC, subject to the lien of Deutsche Bank National Trust Company as Collateral Agent for the benefit of the Lenders and the Administrative Agent”, which shall be held by the Securities Intermediary in accordance with the Securities Account Control Agreement, (iii) establish at the Securities Intermediary a segregated account to be designated the reserve account (the “Reserve Account” and, together with the Custodial Account and the Variation Margin Account, the “Accounts”), in the name of “Merlin Funding LLC, subject to the lien of Deutsche Bank National Trust Company as Collateral Agent for the benefit of the Lenders and the Administrative Agent”, which shall be held by the Securities

Intermediary in accordance with the Securities Account Control Agreement and (iv) execute, and cause the Securities Intermediary to execute, the Securities Account Control Agreement. The only permitted withdrawals from amounts on deposit in the Custodial Account shall be to acquire Warehouse Assets and Eligible Investments at the direction of the Warehouse Collateral Manager or after the occurrence and during the continuation of an Event of Default, at the direction of the Administrative Agent, in compliance with the Credit Documents and to pay amounts payable under Article VI below. The only permitted withdrawals from amounts on deposit in the Variation Margin Account shall be to acquire Eligible Investments at the direction of the Administrative Agent in compliance with the Credit Documents, to pay amounts payable under Article VI below and to repay any Variation Margin Posting Excess in accordance with Section 2.09(a)(ii) of the Credit Agreement. The only permitted withdrawals from amounts on deposit in the Reserve Account shall be to acquire Eligible Investments at the direction of the Warehouse Collateral Manager or after the occurrence and during the continuation of an Event of Default, at the direction of the Administrative Agent, to pay amounts required to be paid in connection with Delayed Drawdown Debt Obligations in accordance with Section 2.03(b) of the Credit Agreement and to transfer funds or Eligible Investments to the Custodial Account as required under Section 2.03(b) of the Credit Agreement. In addition, amounts deposited in the Custodial Account, Variation Margin Account or the Reserve Account in error may be withdrawn at the direction of the Administrative Agent.

(b) Cause the Collateral to be Delivered to the Collateral Agent.

(c) If any of the securities, monies or property pledged by the Borrower hereunder are received by the Borrower, the Borrower shall forthwith take such action as is necessary to ensure the Collateral Agent’s continuing first priority perfected security interest in such Collateral.

SECTION 2.3 Assignment of Warehouse Collateral Management Agreement. The Borrower, as collateral security for the prompt and complete payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, hereby assigns, transfers and conveys to the Collateral Agent, for the benefit of the Lenders and the Administrative Agent, all of the Borrower’s right, title and interest in, to and under the Warehouse Collateral Management Agreement. Upon release of the security interest in the Collateral in accordance with Section 2.5 hereof, this assignment and all rights herein assigned to the Collateral Agent shall cease and terminate and all of the estate, right, title and interest of the Collateral Agent in, to and under the Warehouse Collateral Management Agreement shall revert to the Borrower and no further instrument or act shall be necessary to evidence such termination and reversion.

SECTION 2.4 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

SECTION 2.5 Release of Security Interest. Upon termination of the Credit Documents and payment and satisfaction in full by the Borrower of all Obligations (other than contingent obligations which are not then due and payable), the liens of the Collateral Agent shall be automatically released and, if requested, the Collateral Agent on behalf of the Lenders and the Administrative Agent, and at the direction of the Administrative Agent, shall execute and deliver any released documents so directed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Warranties, etc. The Borrower hereby represents and warrants to the Collateral Agent and the Administrative Agent and the Lenders, as of the date of each pledge and Delivery hereunder by the Borrower to the Collateral Agent of any Collateral, as set forth in this Article.

SECTION 3.2 Ownership, No Liens, etc.

(a) The Borrower is the sole legal and beneficial owner of the Collateral free and clear of any Liens or encumbrances of any nature, except such as may have been filed in favor of the Collateral Agent pursuant to this Security Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, including without limitation the Register of Mortgages and Charges of the Borrower at the Borrower’s registered office in the Cayman Islands, except such as may have been filed in favor of the Collateral Agent pursuant to this Security Agreement.

(b) The Borrower has acquired its ownership in the Collateral in good faith without notice of any adverse claim.

(c) The Borrower has not assigned, pledged or otherwise encumbered any interest in any Collateral other than security interests Granted pursuant to this Security Agreement.

(d) The Borrower has full right to Grant a first priority security interest in and pledge, hypothecate, assign, charge, mortgage, deliver and transfer the Collateral to the Collateral Agent.

(e) The Grant by the Borrower of the first priority security interest hereunder, the Delivery of the Collateral as set forth hereunder and the signing of the Securities Account Control Agreement are effective to create a valid, perfected, first priority security interest in favor of the Collateral Agent in the Collateral.

SECTION 3.3 Authorization, Approval, etc. Except for a notation in the register of mortgages and charges of the Borrower at the Borrower’s registered office in the Cayman Islands and a financing statement with respect to the Collateral in favor of the Collateral Agent filed with the Secretary of State of the state of Delaware, no authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other person or entity is required either for the pledge by the Borrower of any Collateral pursuant to this Security Agreement, for the validity, perfection or priority of security interest in such Collateral or for the exercise by the Collateral Agent of the rights provided for in this Security Agreement or the remedies in respect of the Collateral pursuant to this Security Agreement.

SECTION 3.4 Compliance with Laws. The Borrower is in compliance with the requirements of all applicable laws, rules, regulations and orders of every governmental authority, the non-compliance with which might materially adversely affect the value of the Collateral as collateral security.

SECTION 3.5 Office of Borrower. The Borrower represents and warrants that its sole place of business and registered office is, and has at all times been, located at its address set forth in the Credit Agreement. The Borrower has no trade name.

ARTICLE IV

COVENANTS; REMEDIES

SECTION 4.1 Covenants. Except as expressly provided in the Credit Agreement, the Borrower will not, without the prior written consent of the Administrative Agent (which consent may be withheld in its sole discretion), with respect to any Collateral:

(a) Liquidate, except as provided in the Credit Agreement, exchange, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), such Collateral (other than pursuant to the Collateral Documents to the Collateral Agent for the benefit of the Lenders and the Administrative Agent);

(b) cancel or terminate such Collateral or consent to or accept any cancellation or termination thereof;

(c) amend or otherwise modify such Collateral or give any consent, waiver or approval thereunder;

(d) waive any default under or breach of such Collateral; or

(e) take any other action in connection with such Collateral that would impair the value of the interest or rights of the Borrower thereunder or which would impair the interest or rights of the Collateral Agent for the benefit of the Lenders and the Administrative Agent.

SECTION 4.2 Remedies, etc. Upon the occurrence of an Event of Default:

(a) Subject to Section 4.7, the Collateral Agent shall, at the direction of the Administrative Agent, exercise in respect of the Collateral any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law, including, without limitation, rights and remedies of a secured party under the UCC. The Collateral Agent shall only institute proceedings and exercise remedies hereunder at the direction of the Administrative Agent and in taking any action as so directed, shall have the right to indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, in each case, in accordance with Article VI.

(b) Subject to Section 4.7, the Collateral Agent shall, at the direction of the Administrative Agent, without notice except as specified below (including Section 4.7), Liquidate the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Subject to Section 4.7, the Administrative Agent and its Affiliates shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, auction or closed tender, to purchase the whole or any part of the Warehouse Assets so Liquidated, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Administrative Agent or the Collateral Agent arising out of the exercise by the Administrative Agent or the Collateral Agent of any of their respective rights hereunder. The Borrower agrees that, to the extent notice of sale shall be required by law, ten days’ prior written notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Borrower (or the Warehouse Collateral Manager on its behalf) shall notify each Subordinated Lender upon receipt of any such notice of sale. The Collateral Agent (on behalf of the Administrative Agent) shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent shall, at the direction of the Administrative Agent, adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Warehouse Collateral Manager, the Subordinated Lenders and any Related Party shall have the right to participate in any public sale or sales contemplated by this Section 4.2(b).

(c) The Collateral Agent shall, at the direction of the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or the Subordinated Lenders:

(i)	transfer all or any part of the Collateral into the name of the Collateral Agent, the Lenders, the Administrative Agent or the nominee of any of the foregoing,

(ii)	notify the parties obligated on any of the Collateral to make payment to the Collateral Agent, the Administrative Agent or any Lender of any amount due or to become due thereunder,

(iii)

enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

(iv)	endorse any checks, drafts, or other writings in the Borrower’s name to allow collection of the Collateral,

(v)	take control of any Interest Proceeds and Principal Proceeds of the Collateral,

(vi)	execute (in the name, place and stead of the Borrower) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral, and

(vii)	perform such other acts as may be reasonably required to do to protect the Collateral Agent’s rights and interest hereunder.

SECTION 4.3 Compliance with Restrictions. The Borrower, the Subordinated Lenders, the Lenders, the Administrative Agent and the Warehouse Collateral Manager agree that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by its counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Borrower, the Subordinated Lenders, the Lenders, the Administrative Agent and the Warehouse Collateral Manager further agree that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable nor accountable to the Borrower, the Subordinated Lenders or the Warehouse Collateral Manager for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

SECTION 4.4 Change Relating to Borrower. The Borrower covenants and agrees that it shall provide at least 10 days’ prior written notice to the Collateral Agent and the Administrative Agent of (a) any proposed change to maintaining any of its books or records with respect to the Collateral, at any office other than at the address referred to in Section 3.5 or maintaining its registered office or its place of business at any place other than at the address referred to in Section 3.5, (b) any proposed change of its name, or any name under which it does business, from the name shown on the signature page hereto or (c) any proposed change to its type or jurisdiction of organization.

SECTION 4.5 Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to Section 4.2 conducted in a commercially reasonable manner (as directed by the Administrative Agent). The Borrower, the Subordinated Lenders and the Warehouse Collateral Manager hereby waive any claims against the Collateral Agent and the Administrative Agent arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale.

SECTION 4.6 Further Assurances. The Borrower covenants and agrees that, from time to time upon the written request of the Collateral Agent (as directed by the Administrative Agent), the Borrower will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Security Agreement and to protect and preserve the priority and validity of the security interest Granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will:

(a) if any Collateral shall be evidenced by a promissory note or other instrument, negotiable document or chattel paper, deliver and pledge to the Collateral Agent or the Securities Intermediary, as the case may be, hereunder such promissory note or instrument, negotiable document or chattel paper duly endorsed in blank and accompanied by duly executed instruments of transfer or assignment; and

(b) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent (as directed by the Administrative Agent) may request, in order to perfect and preserve the assignment and security interest Granted hereby.

With respect to the foregoing and the Grant of the security interest hereunder, the Borrower hereby authorizes the Collateral Agent (as directed by the Administrative Agent) to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower where permitted by law; and the Collateral Agent agrees to notify the Borrower of any such action taken by it. In no event shall the Collateral Agent be deemed to assume the obligations of the Borrower under this Section 4.6.

SECTION 4.7 Option to Purchase Warehouse Assets.

Notwithstanding anything to the contrary herein, in connection with any liquidation in full of the Collateral, including without limitation, (a) upon the termination of the Commitment following the occurrence and during the continuation of an Event of Default, (b) on any date on or after the Commitment Termination Date or (c) at the Scheduled Maturity Date, a majority of the Subordinated Lenders (the “Majority Investors”) and the Warehouse Collateral Manager, in either case, either directly or through one or more Related Parties, shall, subject to the additional requirements set forth in this Section 4.7, have the right to purchase all (but not less than all) of the Warehouse Assets included in the Collateral at a purchase price at least equal to the sum of the then outstanding Obligations (including, without limitation, all amounts payable under Section 6.2(a)(i), Section 6.2(a)(iv) and Section 6.2(a)(v)). The Majority Investors and/or the Warehouse Collateral Manager (in either case, directly or through one or more Related Parties) may exercise such right by giving written notice to the Borrower and the Administrative Agent (with a copy to the Collateral Agent) of its election to exercise such right (the “Exercise Notice”) which shall include a proposed purchase price and be delivered not later than 5:00 p.m. New York City time on the Scheduled Maturity Date or the date on which the Subordinated Lenders and the Warehouse Collateral Manager receive notice from the Administrative Agent of the occurrence of such Event of Default and termination of the Commitment, as applicable. Subject to the immediately succeeding sentence, once an Exercise Notice is given by the Majority Investors or the Warehouse Collateral Manager, the Majority Investors and/or the Warehouse Collateral Manager (in either case, directly or through one or more Related Parties) shall be obligated, irrevocably and unconditionally, to purchase the Collateral, at the price referenced above, for settlement within the normal settlement period for such Collateral. If both the Warehouse Collateral Manager and the Majority Investors submit an Exercise Notice, the Majority Investors (or their Related Parties) shall be the winning bidder, regardless whether the bid submitted by the Warehouse Collateral Manager is higher than the bid submitted by the Majority Investors. The cash purchase price must be received no later than 10 Business Days following delivery of the Exercise Notice or, if earlier, upon settlement of the loan transfers. The Administrative Agent shall not cause Liquidation of the Warehouse Assets to occur during the time that any Subordinated Lender or the Warehouse Collateral Manager is entitled to provide an Exercise Notice.

ARTICLE V

THE COLLATERAL AGENT

SECTION 5.1 Collateral Agent Appointed Attorney-in-Fact. The Borrower hereby appoints the Collateral Agent as the Borrower’s attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of the Borrower by this appointment), with full authority in the place and stead of the Borrower and in the name of the Borrower, from time to time as directed by the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including without limitation:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b) to receive, endorse and collect any drafts or other instruments and documents, in connection with clause (a) above; and

(c) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable (or as directed by the Administrative Agent) for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral.

The Borrower hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 5.1 is irrevocable during the term of this Security Agreement and is coupled with an interest.

SECTION 5.2 Collateral Agent May Perform. The Collateral Agent shall from time to time take any action, which it is directed by the Administrative Agent to take, for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

SECTION 5.3 Collateral Agent Has No Duty. The Collateral Agent shall have no fiduciary duty, obligation or responsibility to the Borrower, the Warehouse Collateral Manager, the Subordinated Lenders or any indirect beneficiary of this Security Agreement or the Collateral.

SECTION 5.4 Limitation on Duties Regarding Preservation of Collateral. The Collateral Agent shall be deemed to have exercised reasonable care with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, if it takes such action with respect to the Collateral as the Administrative Agent instructs. None of the Collateral Agent, the Administrative Agent or any of their directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or otherwise.

SECTION 5.5 Certain Rights and Obligations of the Collateral Agent. The Collateral Agent shall not enter into or consent to any material amendment, modification, termination or waiver of any provision contained in this Security Agreement or the Securities Account Control Agreement without the prior written consent of the Administrative Agent; provided, however, that, without further written consent or authorization from the Administrative Agent, the Collateral Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by the Credit Agreement or as permitted or required under this Security Agreement and the Securities Account Control Agreement or to which the Administrative Agent has otherwise consented. Anything contained in any of the Credit Documents to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or the Administrative Agent may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Administrative Agent, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.

The Collateral Agent shall maintain books and records with respect to the Collateral in a manner consistent with its practices with respect to comparable collateral that it holds for others including, without limitation, records of the acquisition and Liquidation of all Warehouse Assets.

The Collateral Agent shall not have any duties or obligations except those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing and (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers except as directed in writing by the Administrative Agent. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Administrative Agent or in the absence of its own gross negligence or willful misconduct. In no event shall the Collateral Agent be liable for special, indirect, consequential or punitive damages (including lost profits or diminution in value) arising from or in connection with this Security Agreement, regardless of the nature of the claim and whether or not it has been apprised of the likelihood thereof. The Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Collateral Agent by the Administrative Agent, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, opinion, notice, report or other document delivered thereunder or in connection therewith, or (iii) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document.

The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, electronic communication, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Agent also may rely upon any statement made to it orally, by telephone or by email (or other electronic communication) and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it with due care, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties. The Collateral Agent shall not have knowledge or notice of any matter unless a responsible officer of the Collateral Agent has actual knowledge thereof or written notice of such matter is received by the Collateral Agent. The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder. It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

It is expressly acknowledged by the parties hereto that application and performance by the Collateral Agent of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Warehouse Collateral Manager, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Collateral, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).

The Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Collateral Agent and the Collateral Agent shall not be responsible for the misconduct or negligence of any sub-agents appointed with due care. The Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent, and shall apply to their respective activities as Collateral Agent.

In entering into this Security Agreement, and in taking (or refraining from) any actions under or pursuant to this Security Agreement or the other Credit Documents, the Collateral Agent shall be protected by and shall enjoy all of the rights, privileges, immunities, protections and indemnities granted to it under the Credit Documents (and in entering into any Credit Document, the Collateral Agent shall enjoy the same rights, privileges, immunities, protections and indemnities granted to it hereunder). In connection with exercising any right or discretionary duty hereunder (including, without limitation, the exercise of any rights following the occurrence of an Event of Default), the Collateral Agent shall be entitled to request and rely upon the direction of the Administrative Agent. The Collateral Agent shall not have any liability for taking any action at such direction. The Collateral Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Security Agreement or the Credit Documents, and it shall not be responsible for any statement or recital herein or therein.

Notwithstanding any other provision to the contrary in the Credit Documents, (i) the Collateral Agent shall not be required to act upon any direction that conflicts with any rule of law or with the Credit Documents and (ii) the Collateral Agent shall not be required to take any action that it determines might involve it in liability (unless the Collateral Agent has received satisfactory indemnity against such liability). The Collateral Agent shall not be responsible or liable for delay or failure in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities or communications services, it being understood that the Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to maintain performance and, if necessary, resume performance as soon as practicable under the circumstances.

SECTION 5.6 Collateral Agent Fees. The Collateral Agent and the Securities Intermediary shall be paid such fees as are agreed to in writing by the Collateral Agent and the Warehouse Collateral Manager in accordance with the priority of payments set forth in Section 6.2 below.

SECTION 5.7 Resignation; Removal; Successor.

(a) Subject to the appointment and acceptance of a successor Collateral Agent as provided in Section 5.7(c) below, the Collateral Agent may resign at any time by providing the Administrative Agent and the Borrower with 20 Business Days prior written notice.

(b) Subject to Section 5.7(c) below, if at any time the Collateral Agent shall cease to meet the Collateral Agent Rating Requirement, it shall notify the Borrower and the Administrative Agent of such ineligibility and shall be removed immediately.

(c) Upon any resignation pursuant to Section 5.7(a) or removal pursuant to Section 5.7(b), the Administrative Agent shall have the right to appoint a successor; provided, that, such successor shall meet the Collateral Agent Rating Requirement. No resignation by, or removal of, the Collateral Agent shall be effective until a successor has been appointed. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under the Credit Documents. After the Collateral Agent’s resignation or removal hereunder, the provisions of Section 5.5 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent. In the event a successor collateral agent is not appointed within 30 Business Days from the date of any removal or resignation notice, the Collateral Agent may petition a court of competent jurisdiction for appointment of a successor.

(d) Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the corporate trust properties and assets of the Collateral Agent substantially as a whole, shall be the successor to the Collateral Agent under this Security Agreement without further act of any of the parties to this Security Agreement.

(e) To help fight the funding of terrorism and money laundering activities, the Collateral Agent shall obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Collateral Agent or its Affiliates. Such information may include, but is not limited to the name, formation documents such as articles of incorporation, address, tax identification number and other information that will allow the Collateral Agent to identify the individual or entity who is establishing the relationship or opening the account.

(f) In connection with exercising any right or discretionary duty hereunder (including, without limitation, the exercise of any rights following the occurrence of an Event of Default), the Collateral Agent shall be entitled to request and rely upon the direction of Administrative Agent. The Collateral Agent shall not have any liability for taking any action at and in accordance with such direction. The Collateral Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Security Agreement or the Credit Documents, and it shall not be responsible for any statement or recital herein or therein.

ARTICLE VI

PRIORITY OF PAYMENTS; REPORTING

SECTION 6.1 Distribution of Repayment and Liquidation Proceeds.

(a) Unless otherwise agreed to by the Administrative Agent, the Collateral Agent shall, if the Warehouse Collateral Manager on behalf of the Borrower is unable to purchase a Warehouse Asset specified in the related Borrowing Request or if there are Advance proceeds remaining after any such purchase, repay the outstanding Advances to the Lenders to repay the affected Advances.

(b) On each Business Day other than the Maturity Date (provided that such Business Day is not in connection with the Liquidation of all or substantially all of the Warehouse Assets pursuant to which the provisions of Section 6.2(a) apply), the Borrower hereby directs the Collateral Agent to apply (and the Collateral Agent shall apply) Principal Proceeds on deposit in the Custodial Account as of the close of business on the preceding Business Day in the following order of priority:

(i) prior to the Commitment Termination Date, to settle the purchase of additional Warehouse Assets on such Business Day, to the extent that the proceeds of the issuance of Subordinated Notes are insufficient therefor;

(ii) if the aggregate Principal Proceeds remaining on deposit in the Custodial Account after application pursuant to clause (i) above equals or exceeds $500,000, to be applied as follows: (x) first, to repay the principal amount of outstanding Advances, until such amounts are paid in full and (y) second, to pay accrued and unpaid interest on the Advances until such amounts are paid in full; and

(iii) to the extent any Principal Proceeds remain in the Custodial Account after application pursuant to the foregoing clauses (i) and (ii), to retain in the Custodial Account invested in Eligible Investments until the Maturity Date.

(c) On any date other than the Maturity Date on which the Borrower receives proceeds in connection with the issuance of Subordinated Notes and the Borrower elects to use such proceeds to make a prepayment of Advances pursuant to Section 2.07(a) of the Credit Agreement, the Collateral Agent shall apply such amounts received by the Borrower with respect to such Subordinated Notes to repay outstanding Advances.

SECTION 6.2 Distributions on the Maturity Date and following an Event of Default.

(a) On the Maturity Date (if the Closing Date does not occur) or following an Event of Default and the declaration of the Advances as due and payable, the Collateral Agent, as directed by the Administrative Agent, shall distribute the Available Amount in the following order of priority:

(i) to pay to the Administrative Agent, the Lenders, the Collateral Agent, and the Securities Intermediary, pro rata and pari passu, any fees, costs and out-of-pocket expenses relating to the Liquidation of the Warehouse Assets, the termination of the Credit Documents, and exercise by the Administrative Agent, the Lenders and the Collateral Agent of their respective rights and remedies under the Credit Documents;

(ii) to pay to the Lenders interest due with respect to all Advances until such amounts are paid in full;

(iii) to repay the principal balance of the outstanding Advances, until such amounts are paid in full;

(iv) first, (A) to pay any indemnification obligations and other unpaid payment obligations (including Increased Costs) owed by the Borrower under any Credit Document to any party other than the Warehouse Collateral Manager (ratably among the parties entitled thereto in accordance with the amounts owed to each such party), second, (B) to pay 33 1/3% of the Startup Expenses up to a maximum amount not to exceed any Net Realized Gains and third, (C) to pay any expenses of the Warehouse Collateral Manager payable by the Borrower and any indemnification obligations owed by the Borrower to the Warehouse Collateral Manager;

(v) to set aside an amount, as determined by the Administrative Agent, which is sufficient to pay any fees, costs and out-of-pocket expenses that may be reasonably expected to be incurred by any Person (other than the Administrative Agent, the Collateral Agent or the Securities Intermediary) relating to the Liquidation of the Warehouse Assets, the termination of the Credit Documents, the exercise by such Person of its rights and remedies under the Credit Documents, and the winding-up of the Borrower;

(vi) on a pro rata basis, to pay the holders of the Subordinated Notes an amount equal to the principal amount thereof, until such amounts are paid in full; and

(vii) on a pro rata basis, the remaining Available Amount, to the holders of the Subordinated Notes as interest thereon.

For the avoidance of doubt, if, after the application of the Available Amount and, pursuant to Section 6.2(c), the Variation Margin Amount, amounts specified in Section 6.2(a)(i), (ii), (iii), (iv)(A) and (C) and (v) are not paid in full, an Event of Default shall be deemed to have occurred and the Collateral Agent shall, at the direction of the Administrative Agent, exercise all rights and remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law, including, without limitation, rights and remedies of a secured party under the UCC.

For the further avoidance of doubt and notwithstanding anything in this Article VI to the contrary, if the Closing Date does not occur and there exists Net Realized Gains, 33 1/3% of any Startup Expenses shall be paid out of the Net Realized Gains (to the extent such Net Realized Gains are sufficient to pay such portion of the Startup Expenses) as provided in clause (iv) above. If the Closing Date does not occur, the amount by which the Startup Expenses exceed the amount of Startup Expenses paid pursuant to clause (iv) above shall be paid by MS&Co. and the Warehouse Collateral Manager in accordance with the terms of the Engagement Letter.

(b) If the Closing Date occurs, on the Maturity Date, the Collateral Agent, as directed by the Administrative Agent, shall make the following distributions from the Available Amount and CLO Proceeds:

(i) The Collateral Agent shall distribute the Available Amount to pay the amounts set forth in Section 6.2(a)(i) and (ii) (sequentially in the order of priority set forth above);

(ii) The Collateral Agent shall distribute CLO Proceeds to pay the amounts set forth in Section 6.2(a)(i) and (ii) (sequentially in the order of priority set forth above), to the extent such amounts were not paid from the Available Amount and until such amounts are paid in full;

(iii) The Collateral Agent shall distribute CLO Proceeds to pay (A) the amounts set forth in Section 6.2(a)(iii), (B) the Startup Expenses and (C) pari passu, based on amounts owed (1) the structuring fee described in the Engagement Letter and payable to MS&Co. pursuant to the definitive documentation in respect of the CLO and (2) the aggregate of the Warehouse Facility Fee payable to the MS Lenders pursuant to Section 2.08(f) of the Credit Agreement, in sequential order beginning with the amounts set forth in clause (A) of this Section 6.2(b)(iii), until such amounts are paid in full;

(iv) The Collateral Agent shall distribute CLO Proceeds to pay the amounts set forth in Section 6.2(a)(iv)(A) and (B) and (vi) (sequentially in the order of priority set forth above); provided, however, that the Borrower may satisfy the payment of such amounts set forth in Section 6.2(a)(vi) above through the netting of all or a portion of the principal amount of the Subordinated Notes against the purchase price of CLO Subordinated Notes as agreed by the applicable Subordinated Lender and MS&Co.;

(v) The Collateral Agent shall distribute the Available Amount to pay the amounts set forth in Section 6.2(b)(iii) and the amounts set forth in Section 6.2(b)(iv), in the sequential order stated in each such section beginning with the amounts set forth in Section 6.2(b)(iii), to the extent such amounts were not paid from CLO Proceeds pursuant to the foregoing clauses (iii) and (iv) of this Section 6.2(b) until such amounts are paid in full;

(vi) After application of the CLO Proceeds and the Available Amount pursuant to the foregoing clauses (i) through (v) of this Section 6.2(b), the Collateral Agent shall distribute first, from the remaining Available Amount and second, from any remaining CLO Proceeds, to the Subordinated Lenders, an amount equal to the Carry Amount, if any; and

(vii) After making the required distributions pursuant to the foregoing clauses (i) through (vi), the Collateral Agent shall distribute any remaining Available Amount to the Borrower and the Borrower shall retain such Available Amount, together with any CLO Proceeds remaining after the application of the foregoing clauses (ii) through (vi) of this Section 6.2(b), to be used in the manner required by the CLO documentation.

For the avoidance of doubt, if, after the application of the Available Amount, the Variation Margin Amount and all the CLO Proceeds, amounts specified in Section 6.2(b)(i), (ii) or (iii) are not paid in full, an Event of Default shall be deemed to have occurred and the Collateral Agent shall, at the direction of the Administrative Agent, exercise all rights and remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law, including, without limitation, rights and remedies of a secured party under the UCC.

(c) On the Maturity Date (if the Closing Date does not occur) or following an Event of Default and the declaration of the Advances as due and payable, the Collateral Agent, as directed by the Administrative Agent, shall distribute the Variation Margin Amount (converted into cash to the extent of any Eligible Investments representing part of the Variation Margin Amount) in the following order of priority (after giving effect to the distribution of the Available Amount as specified in Section 6.2(a) above): (i) to pay to the Lenders any interest due with respect to all Advances, until such amounts are paid in full; (ii) to repay the principal balance of the outstanding Advances, until such amounts are paid in full, (iii) to pay any accrued and unpaid Collateral Management Fee to the Warehouse Collateral Manager and (iv) to the Subordinated Lenders.

(d) If the Closing Date occurs, on such date, the Collateral Agent, as directed by the Administrative Agent, shall distribute the Variation Margin Amount (converted into cash to the extent of any Eligible Investments representing part of the Variation Margin Amount) in the following order of priority (after giving effect to the distribution of the Available Amount and CLO Proceeds as specified in Section 6.2(b) above): (i) to pay to the Lenders any interest due with respect to all Advances, until such amounts are paid in full; (ii) to repay the principal balance of the outstanding Advances, until such amounts are paid in full, (iii) to pay any accrued and unpaid Collateral Management Fee to the Warehouse Collateral Manager and (iv) to the Subordinated Lenders.

SECTION 6.3 Distributions on Interest Payment Dates other than the Maturity Date and on Prepayment Dates; Variation Margin Posting Excess.

(a) On each Interest Payment Date other than the Maturity Date, the Borrower shall apply all available Interest Proceeds in the following order of priority: (i) first, to pay the Lenders all accrued and unpaid interest due to the Lenders on such date, (ii) second, to pay to the Affected Parties all accrued and unpaid Increased Costs (pro rata based on amounts payable to each such Affected Party), (iii) third, unless an LTV Ratio Event has occurred and is continuing, to pay any accrued and unpaid Collateral Management Fee to the Warehouse Collateral Manager, (iv) fourth, to make Permitted RIC Distributions to the Subordinated Lenders, subject to satisfaction of the conditions to such distributions in the definition of “Permitted RIC Distributions” and (v) fifth, if an LTV Ratio Event has occurred and is continuing, to repay all outstanding Advances until such Advances are paid in full.

(b) If a Prepayment Date occurs, the Borrower shall apply all available Interest Proceeds to pay the following amounts: (i) first, to pay the Lenders all interest due to the Lenders in respect of the principal amount of any Advance prepaid and (ii) second, to pay to the Affected Parties all accrued and unpaid Increased Costs (pro rata based on amounts payable to each such Affected Party).

(c) Any interest that is unpaid on any Interest Payment Date or Prepayment Date, as applicable, shall accrue interest in accordance with Section 2.08(b) of the Credit Agreement.

(d) On any date specified in Section 2.09(a)(ii) of the Credit Agreement, the Collateral Agent, as directed by the Administrative Agent, shall apply any Variation Margin Posting Excess as elected by the Subordinated Lenders pursuant to such Section 2.09(a)(ii).

(e) Interest Proceeds shall be used solely for the following purposes: (A) to satisfy the Borrower’s obligations to the Lenders, the Subordinated Lenders and any Affected Parties under clauses (a) and (b) of this Section 6.3 and (B) to make the payments required by Section 6.2. Interest Proceeds shall be retained in the Custodial Account and invested in Eligible Investments until such amounts are required to be applied in accordance with the preceding sentence.

SECTION 6.4 Payments Generally. All payments required to be made under the Credit Documents to the Administrative Agent or any Lender that is an Affiliate of the Administrative Agent shall be made by the Collateral Agent to the Administrative Agent (for distribution to such Lenders, if applicable). All payments made to Lenders that are not Affiliates of the Administrative Agent, the Subordinated Lenders, the Securities Intermediary (if the Securities Intermediary is not the Collateral Agent) or any other Person shall be made by the Collateral Agent directly to (or upon the direction of) the Persons entitled thereto to the account(s) designated by each such recipient to the Collateral Agent in writing. Except as otherwise expressly set forth in any Credit Document, all payments of principal of, and interest on, the Advances shall be made on a pro rata basis based on the aggregate outstanding principal amount of the outstanding Advances. All payments made to the holders of the Subordinated Notes (and the Subordinated Lenders in their individual capacities) shall be made on a pro rata basis, determined on the then-current aggregate outstanding principal balance of the Subordinated Notes held by each holder. The Collateral Agent shall consult with the Administrative Agent and the Subordinated Lender with respect to the calculation of amounts payable under this Article VI.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1 Waivers, Amendments, etc. The provisions of this Security Agreement may from time to time be amended, modified or waived by a written instrument executed by the Borrower and the Collateral Agent and consented to, in writing, by the Administrative Agent and, solely in the case of any material amendment, modification, termination or waiver to Section 4.7 or Article VI that would have a Material Adverse Effect on the Warehouse Collateral Manager or the Majority Investor, the prior written consent of the Warehouse Collateral Manager and the Majority Investor. No failure or delay on the part of the Collateral Agent in exercising any power or right under this Security Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Collateral Agent under this Security Agreement shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 7.2 Notices. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing (including by e-mail) and directed to the address or e-mail address described in and deemed received in accordance with the Credit Agreement.

SECTION 7.3 Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions hereof.

SECTION 7.4 Severability. To the fullest extent permitted by law, any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction in any respect shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability in such respect only without invalidating in any other respect any such provision or the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in such respect in any other jurisdiction.

SECTION 7.5 Execution in Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts (including by e-mail), each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Security Agreement by electronic mail shall be effective as delivery of a manually executed counterpart of this Security Agreement.

SECTION 7.6 Governing Law. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

SECTION 7.7 Binding Power; Successors and Assigns. This Security Agreement shall be binding upon and inure to the benefit of the parties hereto, the Subordinated Lenders, the Warehouse Collateral Manager and their respective successors and assigns; provided, however, that the Borrower and the Subordinated Lenders may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

SECTION 7.8 Limited Recourse Obligations of the Borrower; Bankruptcy Proceedings. The provisions of Section 10.11 of the Credit Agreement are incorporated into this Security Agreement by reference and shall survive termination of this Security Agreement for any reason whatsoever.

SECTION 7.9 Termination. Upon the payment in full of all Obligations (other than contingent obligations not then due and payable), the security interest Granted herein shall automatically and without any further action terminate and all rights to the Collateral shall automatically revert to the Borrower. Upon any such termination, the Collateral Agent will, at the Borrower’s sole expense, deliver to the Borrower, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the Borrower (or such other person as the Borrower shall request) such documents as the Borrower shall reasonably request to evidence such termination.

SECTION 7.10 Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally: (i) submits for itself and its property in any legal action or proceeding relating to this Security Agreement (including any counterclaim brought in any such action or proceeding), or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States of America for the Southern District of New York sitting in New York County, and appellate courts from any thereof; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth at the beginning of this Security Agreement or at such other address of which the Collateral Agent shall have been notified in writing; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

SECTION 7.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS SECURITY AGREEMENT OR ANY MATTER ARISING HEREUNDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS SECURITY AGREEMENT.

SECTION 7.12 Third Party Beneficiaries. Any Person not party to this Security Agreement that is entitled to any payment in accordance with Article VI shall be an intended third party beneficiary of Article VI. The Warehouse Collateral Manager shall be an intended third party beneficiary of this Agreement solely with respect to Section 4.7 and Article VI. The Subordinated Lenders shall each be an intended third party beneficiary of this Agreement solely with respect to Article VI.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed as of the day and year first above written.

MERLIN FUNDING LLC
as Borrower
Executed as a Deed

By	/s/ Gregory W. Hunt
Name: Gregory W. Hunt
Title: Managing Director

In the presence of: Witness: Name:

MORGAN STANLEY SENIOR FUNDING, INC.
as Administrative Agent

By	/s/ Jake Jamison
Name: Jake Jamison
Title: Authorized Signatory

DEUTSCHE BANK NATIONAL TRUST COMPANY
as Collateral Agent

By	/s/ Erika Lara-Sanchez
Name: Erika Lara-Sanchez
Title: Assistant Vice President

By	/s/ Jonathan Armstrong
Name: Jonathan Armstrong
Title: Assistant Vice President

Signature Page to Warehouse Security Agreement

ACKNOWLEDGED AND AGREED:

APOLLO DEBT SOLUTIONS BDC
as Subordinated Lender

By	/s/ Gregory W. Hunt
Name: Gregory W. Hunt
Title: Managing Director

APOLLO DEBT SOLUTIONS BDC
as Warehouse Collateral Manager

By	/s/ Gregory W. Hunt
Name: Gregory W. Hunt
Title: Managing Director

Signature Page to Warehouse Security Agreement